                                                                    EXHIBIT 10.1

Julie Bradley
7 Mellen Lane
Wayland, MA 01778

July 5, 2005

Dear Julie

We are very pleased to offer you the position of Chief Financial Officer of ATG, reporting to Bob Burke, CEO. The position is a member of the Executive Committee of the company and a primary role within the corporation.

The compensation package for this position is made up of several elements.

      - A bi-weekly salary of $8,846.15 which equals $230,000 on an annualized basis.

      - A bonus potential at 100% performance of $80,000, annually. This bonus potential will be prorated for 2005 to $40,000. 75% or $30,000 of this pro-rated bonus will be guaranteed to you for 2005, following the formal close of ATG's 2005 financials. Shortly after you join us at ATG, you will be given a set of goals and metrics which will serve as the criteria for this incentive bonus.

      - An ATG new hire grant of 250,000 option shares to acquire ATG common stock at the fair market value at close of market on your start date. These options are contingent upon your signature to an ATG Stock Option Agreement Plan. ATG options vest over 4 years and are subject to an initial cliff vest of 1 year duration, followed by a quarterly vesting schedule thereafter. Subsequent option grants do not involve a cliff vest.

      - A Change of Control benefit, described in the attached Addendum, which will immediately vest 50% of your unvested options in the event of a definitive Change of Control event. Further, if within one year of such change, your position was to be eliminated or significantly reduced in scope, through no fault of your own, you would be granted 6 months severance at your current base salary and medical coverage. The All Employee COC document delineating ATG's standard benefit in attached.

In addition, ATG offers an excellent benefits package representing premier vendors in their respective disciplines. Blue Cross/Blue Shield, Merrill Lynch, and Delta Dental are several of our name brand providers. We also offer a wide range of Health and Wellness benefits, including gym membership reimbursements, wellness screenings and health management seminars. Our paid time off policy is generous with 3 weeks of vacation, initially, personal days and standard and float holidays. Finally, we offer employees a signature volunteerism program called ATGives, which allows employees to represent

ATG as a good corporate citizen on a quarterly basis. We will cover more of the specifics of these programs when you participate in our orientation program.

As a condition of your commencing employment, ATG requires that you sign the attached Invention, Non-Disclosure and Non-Solicitation Agreement. All employment at ATG is on an "at will" basis, meaning that you or ATG can terminate the employment relationship at any time.

We are very excited about you joining ATG, Julie. As you know, we have conducted a broad search and we believe your reputation and experience will be an excellent addition to ATG in a very critical role. I look forward to working with you.

As an acceptance of this offer, please sign and fax back ONLY THE LAST PAGE of this letter to the HR confidential fax number (617) 386-5190.

Yours Sincerely,                         Agreed and Accepted:

Patricia O'Neill                         /s/ Julie M. B. Bradley  July 6, 2005
SVP Human Resources                      -------------------------------------
Art Technology Group, Inc.               Julie Bradley            Date